EXHIBIT 99.1

BrainStorm to Host Year End Call with Investors to Discuss Important Corporate Developments

Company Explores Regulatory Commercial Pathways for NurOwn®

Conference Call and Live Webcast on December 19 at 8:30 am Eastern Time

HACKENSACK, N.J. and PETACH TIKVAH, Israel, Dec. 6, 2016 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, announced today that it will hold a conference call on December 19 at 8:30 am Eastern Time. Mr. Chaim Lebovits, BrainStorm's President and Chief Executive Officer, will provide an update to shareholders to discuss ongoing progress with NurOwn® in the treatment of amyotropic lateral sclerosis (ALS). Mr. Lebovits will lay out plans for 2017, including a discussion on a planned registration trial as well as a new pathway that may potentially provide patients with access to NurOwn.

The call will be conducted in English. Callers may participate in the conference call by dialing:

USA:	888-389-5987
Canada:	719-325-2425
Israel:	1 80 924 5905
Conference ID:	3566333
Webcast:	http://public.viavid.com/index.php?id=122186

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn® technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University.  NurOwn® has been administered to over 30 patients with ALS in clinical trials conducted in Israel, and is currently being studied in a randomized, double-blind, placebo-controlled clinical trial in the United States.  For more information, visit the company's website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "may", "should", "would", "could", "will", "expect", "likely", "believe", "plan", "estimate", "predict", "potential", and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contacts

Media:

Uri Yablonka, COO
Chief Operating Officer
Brainstorm Cell Therapeutics Inc.
Phone: 646-666-3188
uri@brainstorm-cell.com

Investors:
Michael Rice
LifeSci Advisors, LLC
Phone: 646-597-6979
mrice@lifesciadvisors.com